Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President & CFO
517/372-9200

Neogen acquires food quality diagnostics company

LANSING, Mich., Jan. 4, 2021 — Neogen Corporation (NASDAQ: NEOG) announced today that it has acquired Ireland-based Megazyme, Ltd. — a major supplier of analytical solutions used by quality control laboratories in the global food and beverage industries. Megazyme will continue to operate as a standalone business, and will be managed through Neogen’s European operations in Scotland.

Megazyme was founded in 1988 with the core mission of developing and refining analytical methods used to measure the carbohydrates and enzymes in grain and cereal products that affect quality. Subsequently, their interests expanded to the wine, dairy and food industries. Megazyme’s diagnostics, which are exclusively developed and manufactured in-house, have since attracted worldwide acclaim for their genuinely innovative methodologies and exceptional component purity.

“Neogen has had a long relationship with Megazyme and highly respects the business and products Dr. McCleary has developed and built,” said Dr. Jason Lilly, Neogen’s vice president of international business. “The addition of Megazyme to the global Neogen business will strengthen our relationships with the largest food producers and those companies that are aligned with our mission of food security and quality. The integration of the Megazyme product line into Neogen’s traditional food safety products will allow us to expand our commercial relationships across food companies and ensure not only safe food, but the highest quality and nutritional content.”

“After more than 30 years of building Megazyme to a leading food diagnostics company, I’m very pleased to see the company becoming a part of Neogen’s comprehensive solution for food security and quality,” said Dr. Barry McCleary, Megazyme’s co-founder and CEO, who will continue to be a strategic advisor to Neogen in the area of food quality diagnostics. “I am honored to be part of such a great company and look forward to working with Neogen to develop and market new and innovative dietary fiber and carbohydrate analysis products and solutions.”

Megazyme was founded in 1988 in Sydney, Australia, and has been based in Bray, Ireland, since 1996. Since its beginning, Megazyme has focused on the development of test kits and reagents for use in analytical and research laboratories.

“Neogen’s acquisition of Megazyme provides a natural and complementary expansion of our food diagnostics portfolio while aligning with a mission of providing comprehensive leading solutions to global food producers,” said Doug Hopek, Neogen’s senior director and head of corporate development. “Megazyme is a rapid diagnostics business that extends our traditional food safety products and services.”

As a company, Megazyme is recognized as one of Europe’s most dynamic and innovative life sciences businesses. Megazyme won the 2016 Irish Times Innovation Award in the Life Sciences and Healthcare category, represented Ireland in the European Business Awards in 2017 and 2018 and was named “Food Laboratory of the Year” in the Irish Laboratory Awards, 2020. For more information on the company, visit www.megazyme.com.

Terms of the agreement were not disclosed.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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